Exhibit 10.1

Execution Version

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of July 19, 2016 and is entered into by and among (a) AURIS MEDICAL HOLDING AG, a company organized under the laws of Switzerland (“Borrower”), (b) the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”), and (c) HERCULES CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A.     Borrower has requested Lender to make available to Borrower up to two (2) term loans (each a “Term Loan Advance” and collectively, the “Term Loan Advances”) in an aggregate principal amount of up to Twenty Million Dollars ($20,000,000) (the “Maximum Term Loan Amount”); and

B.     Lender is willing to make the Term Loan Advances on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1     Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means (a) with respect to the bank accounts of the Borrower located in Switzerland, the Swiss Bank Account Control Agreement and (b) with respect to any U.S. Deposit Account, any agreement entered into by and among the Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a U.S. Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of another Person, (c) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities, or (d) any Person related by blood or marriage to any Person described in subsection (a), (b) or (c) of this paragraph. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“AMAG” means Auris Medical AG, a company organized under the laws of Switzerland and a wholly-owned direct subsidiary of Borrower.

“Amortization Date” means July 1, 2017; provided, however, that if the Interest Only Period Extension Event occurs prior to July 1, 2017, the Amortization Date shall be April 1, 2018.

“Assignee” has the meaning given to it in Section 11.13.

“Board” means Borrower’s board of directors.

“Borrower” has the meaning given to it in the Recitals.

“Borrower Products” means all products, software, service offerings, technical data or technology that are currently being, and may be in the future, designed, manufactured or sold by Borrower or any Subsidiary or which Borrower or any Subsidiary intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower or any Subsidiary since its incorporation.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of California are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.

“Change in Control” means (i) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity or (ii) Borrower shall cease to 100% of the capital stock of AMAG.

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Closing Date Term Commitment” means as to each Lender, the Closing Date Term Commitment specified for such Lender on Schedule 1.1.

“Collateral” has the meaning given to it in Section 3.2.

“Compliance Certificate” means a certificate in the form of Exhibit F.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means (a) with respect to any bank account located in the United States, a U.S. Deposit Account and (b) with respect to any bank account located outside of the United States, any bank account with the same functional characteristics of a U.S. Deposit Account. For the avoidance of doubt, the term “Deposit Accounts” includes each of Borrower’s accounts identified on Schedule 1 to the Swiss Account Control Agreement and any Future Bank Accounts (as defined in the Swiss Account Control Agreement) other than Excluded Accounts.

“Draw Period” means the period commencing upon the occurrence of the Term B Milestone Event and ending on the earlier to occur of (a) March 31, 2017, (b) the date which is forty-five (45) days after the consummation of the Term B Milestone Event, and (c) an Event of Default.

“Due Diligence Fee” means Forty Thousand Dollars ($40,000), which fee was paid to Lender prior to the Closing Date and is fully earned and non-refundable.

“End of Term Charge” shall have the meaning assigned to such term in Section 2.5.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Account” means a Deposit Account that is (a) a zero balance account, (b) a payroll, employee benefit, withholding tax or fiduciary account, (c) a cash collateral account established for the benefit of a letter of credit issuer with respect to letters of credit constituting Permitted Indebtedness provided that the aggregate monthly balances of all such Deposit Accounts under this clause (c) shall not at any time exceed $250,000 at any time outstanding or (d) a Deposit Account with a monthly balance not in excess of $100,000, provided that the aggregate monthly balances of all such Deposit Accounts under this clause (d) shall not at any time exceed $250,000 at any time outstanding.

“Facility Charge” means eighty-five one-hundredths of one percent (0.85%) of the Maximum Term Loan Amount, which is One Hundred Seventy Thousand Dollars ($170,000).

“Financial Statements” has the meaning given to it in Section 7.1.

“IFRS” are the International Financial Reporting Standards, a collection of guidelines and rules set by the International Accounting Standards Board (www.iasb.org) which are applicable to the circumstances as of the date of determination.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, any voluntary or involuntary liquidation, moratorium (Nachlassstundung), emergency moratorium (Notstundung) and composition with creditors (Nachlassvertrag) under Swiss law, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means all of Borrower’s and its Subsidiaries’ Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; Borrower’s and its Subsidiaries’ applications therefor and reissues, extensions, or renewals thereof; and Borrower’s and its Subsidiaries’ goodwill associated with any of the foregoing, together with Borrower’s and its Subsidiaries’ rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Period Extension Event” means the occurrence of both (i) the Term B Milestone Event and (ii) receipt by Borrower after the Closing Date but on or before July 1, 2017 of unrestricted and unencumbered net cash proceeds from an equity financing and/or corporate strategic transaction in an aggregate amount equal to or greater than Twenty Million Dollars ($20,000,000).

“Interest Rate Reduction Event” means (i) the occurrence of either (a) Borrower receives FDA approval for an NDA for AM-101 in patients with acute inner tinnitus or (b) Borrower receives EMA approval for an MAA for AM-101 in patients with acute inner tinnitus and (ii) receipt by Borrower after the Closing Date of unrestricted and unencumbered net cash proceeds from an equity financing and/or corporate strategic transaction in an aggregate amount equal to or greater than Twenty Million Dollars ($20,000,000).

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all or a portion of the assets of another Person.

“Joinder Agreement” means for each Material U.S. Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, the Swiss Security Documents, any subordination agreement, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated. For the avoidance of doubt, the documents specified on Schedule 4.1 hereto constitute “Loan Documents.”

“Loan Party” means Borrower and each Subsidiary of Borrower that joins the Loan Documents as a borrower or guarantor thereunder (including any Material U. S. Subsidiary that has executed and delivered a Joinder Agreement) and which provides Collateral to secure the Secured Obligations.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower and its Subsidiaries taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Material U.S. Subsidiary” means a U.S. Subsidiary that (i) has assets equal to or in excess of 10% of the total assets of Borrower and its Subsidiaries or (ii) has revenues equal to or in excess of 10% of the total revenues of Borrower and its Subsidiaries.

“Maximum Term Loan Amount” shall have the meaning assigned to such term in the preamble to this Agreement.

“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.

“Note(s)” means a promissory note or promissory notes to evidence Lender’s Loans substantially in the form of Exhibit B.

“ordinary course of business” and “ordinary course of Borrower’s business” means the normal and customary operations of Borrower and its Subsidiaries’ business and shall include, without limitation, collaboration or licensing transactions, or options to enter into collaboration or licensing transactions, that are customary in Borrower’s and its Subsidiaries’ industry.

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower or a Subsidiary of Borrower now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to One Million Dollars ($1,000,000) outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by Cash and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed One Million Dollars ($1,000,000) at any time outstanding, (viii) other Indebtedness in an amount not to exceed One Million Dollars ($1,000,000) at any time outstanding, (ix) intercompany Indebtedness owing by Borrower to one or more of its Subsidiaries so long as such indebtedness is expressly subordinated to repayment of the Secured Obligations in full pursuant to a subordination agreement or applicable law, (x) lease obligations for real property including obligations in connection with leasehold improvements in an amount not to exceed One Million

Dollars ($1,000,000) at any time outstanding, (xi) Indebtedness consisting of any unsecured interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect against fluctuation in interest rates, currency exchange rates or commodity prices, in each case, entered into in the ordinary course of business, (xii) Indebtedness arising from judgments, decrees or attachments the incurrence of which does not constitute an Event of Default hereunder, (xiii) obligations in respect of milestone payments under service agreements for clinical trials and (xiv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America, Germany, Great Britain or Switzerland or any agency or any State thereof that are permitted by the Borrower’s board approved investment policy, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000) maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of Borrower under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions and advances, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board; (viii) Investments consisting of employee travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business; (ix) Investments in Subsidiaries that are Loan Parties in the ordinary course of business, (x) Investments in Subsidiaries that are not Loan Parties in the ordinary course of business, provided that (A) all intercompany receivables owing by AMAG or any other Swiss Subsidiary of Borrower are subject to a Lien in favor of the Agent pursuant to the Swiss Security Documents, and (B) after giving effect to any such Investment, the aggregate amount of Cash of Borrower and its Subsidiaries that is held by Borrower’s Subsidiaries that are not Loan Parties shall not exceed the greater of (1) $2,000,000 and (2) 20% of the aggregate amount of Cash of Borrower and its Subsidiaries, (xi) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the licensing of technology (that would not result in a legal transfer of title of the licensed property), the development of technology or the providing of technical support, provided that any cash Investments by Borrower do not exceed One Million Dollars

($1,000,000) in the aggregate in any fiscal year; (xii) advances to landlords for the construction of leasehold improvements made to premises occupied by Borrower; and (xiii) additional Investments that do not exceed One Million Dollars ($1,000,000) in the aggregate.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that Borrower maintains adequate reserves therefor in accordance with IFRS; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, pension fund, social security, tax and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA (or other applicable pension laws) or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) customary contractual, statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms, in each case arising in the ordinary course of Borrower’s business with respect to cash management and operating account management; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) (A) Liens on Cash securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases, the combination of (A) and (B) in an aggregate amount not to exceed One Million Dollars ($1,000,000) at any time; (xv) Liens incurred in connection with leasehold improvements made to the Borrower’s and its Subsidiaries’ facilities permitted under subsection (x) of Permitted Indebtedness; and (xvi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above and clauses (xiv) and (xv) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of Borrower’s business, (ii) licenses, commercialization agreements, co-development agreements, and similar arrangements for the use of Intellectual Property in the ordinary course of Borrower’s business provided that such licenses or agreements shall be non-exclusive for the United States or any state thereof and could not result in a legal transfer of title of the licensed Intellectual Property or other property, or (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) Transfers constituting a Permitted Investment and (v) other arm’s length Transfers of assets having a fair market value of not more than Seven Hundred Fifty Thousand Dollars ($750,000) in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Prime Rate” means the “prime rate” as reported in The Wall Street Journal, and if not reported, then the prime rate most recently reported in The Wall Street Journal.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.

“Required Lenders” means at any time, the holders of more than fifty percent (50%) of the aggregate unpaid principal amount of the Term Loan Advances then outstanding.

“Second Tranche Term Commitment” means as to each Lender, the Second Tranche Term Commitment specified for such Lender on Schedule 1.1.

“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document (other than the Warrant), including any obligation to pay any amount now owing or later arising (including, without limitation, the End of Term Charge and the Prepayment Charge).

“Securities Act” means the Securities Act of 1933, as amended.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion.

“Subsequent Financing” means the closing of any equity offering by Borrower after the Closing Date of its equity securities to one or more institutional investors for cash for financing purposes in a transaction or series of related transactions not registered under the Securities Act and results in aggregate proceeds to Borrower of at least $10,000,000.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls fifty percent (50.0%) or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

“Swiss Collateral” means, collectively, the property described in the Swiss Security Documents in respect of which the Borrower has granted a security interest to the Agent pursuant to the terms thereof.

“Swiss Guidelines” means the following guidelines issued by the Swiss Federal Tax Administration (each as issued, amended or replaced from time to time):

(i)     guideline S-02.123 in relation to interbank loans of September 1986 (Merkblatt Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben) vom September 1986);

(ii)     guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner);

(iii)     guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt Obligationen vom April 1999);

(iv)     guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen vom Januar 2000); and

(v)     circular No. 34 of 26 July 2011 in relation to deposits (Kreisschreiben Nr. 34 vom 26. Juli 2011 betreffend Kundenguthaben).

“Swiss Non-Bank Rules” means, together, the Swiss Ten Non-Bank Rule and the Swiss Twenty Non-Bank Rule.

“Swiss Non-Qualifying Bank” means any Person which does not qualify as a Swiss Qualifying Bank.

“Swiss Qualifying Bank” means a financial institution acting on its own account which is licensed as a bank by the banking laws in force in its jurisdiction of incorporation or a branch of a financial institution, which is licensed as a bank by the banking laws in force in the jurisdiction where such branch is situated, and which, in each case, exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making, all in accordance with the Swiss Guidelines.

“Swiss Security Documents” means collectively (i) the Share Pledge Agreement between Borrower and Agent regarding the shares of each Swiss Subsidiary of Borrower, (ii) the Security Assignment Agreement between Borrower and Agent regarding all intercompany accounts receivable owing by Auris Medical AG to Borrower and (iii) the Bank Account Claims Security Assignment Agreement (the “Swiss Account Control Agreement”) between Borrower and Agent, each dated as of the Closing Date, and as may be amended, modified or supplemented from time to time.

“Swiss Subsidiary” means any Subsidiary of Borrower that is organized under the laws of any jurisdiction within Switzerland.

“Swiss Ten Non-Bank Rule” means the rule that the aggregate number of lenders under this Agreement and any Notes (including the Lenders and their permitted successors and assigns) which are Swiss Non-Qualifying Banks must not at any time exceed ten (10), all in accordance with the Swiss Guidelines.

“Swiss Twenty Non-Bank Rule” means the rule that the aggregate number of creditors (other than Swiss Qualifying Banks) of Borrower under all outstanding borrowings (including under the Loan Documents) made or deemed to be made by Borrower must not at any time exceed twenty (20), all in accordance with the Swiss Guidelines and it being understood that the Borrower shall at all times assume that five (5) of the Lenders are Swiss Non-Qualifying Banks.

“Term A Loan Advance” shall have the meaning assigned to such term in Section 2.1(a).

“Term B Loan Advance” shall have the meaning assigned to such term in Section 2.1(a).

“Term B Milestone Event” means confirmation by Agent and Lender in their sole discretion, that after the Closing Date, but on or prior to March 31, 2017, Borrower has completed a clinical study for TACTT2 that meets its co-primary endpoints with statistical significance and which will be the basis for a NDA submission by the Borrower to the FDA in 2017.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” and “Term Loan Advances” shall have the meaning assigned to such terms in Section 2.1(a).

“Term Loan Interest Rate” means for any day, a floating per annum rate equal to the greater of either (a) nine and fifty-five one-hundredths percent (9.55%), or (b) the sum of (i) nine and fifty-five one-hundredths percent (9.55%), plus (ii) the Prime Rate minus three and one-half percent (3.50%); provided, that, commencing on the 1st calendar day of the calendar month following the month in which an Interest Rate Reduction Event occurs, “Term Loan Interest Rate” shall mean for any day, a floating per annum rate equal to the greater of either (a) nine and twenty one-hundredths percent (9.20%), or (b) the sum of (i) nine and twenty one-hundredths percent (9.20%), plus (ii) the Prime Rate minus three and one-half percent (3.50%).

“Term Loan Maturity Date” means January 2, 2020.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the

United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Transfer” has the meaning specified in Section 7.8.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of California; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of California, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“U.S. Collateral” has the meaning given to it in Section 3.2.

“U.S. Deposit Account” means a “deposit account,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“U.S. Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any jurisdiction within the United States of America.

“Warrant” means the Warrant Agreement dated as of even date hereof by and between Hercules Capital, Inc. and Borrower, as may be amended, restated or modified from time to time.

“Withholding Agent” means, as applicable, Borrower, any Lender and the Agent, as the context may require.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with IFRS, and all financial computations hereunder shall be computed in accordance with IFRS, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. All references to “Dollars” and “$” herein shall refer to United States Dollars.

SECTION 2. THE LOANs

2.1     Term Loan.

(a)     Advances. Subject to the terms and conditions of this Agreement, on the Closing Date, Lender will severally (and not jointly) make, in an amount not to exceed its respective Closing Date Term Commitment, and Borrower agrees to draw, one (1) Term Loan Advance in the aggregate amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Term A Loan Advance”). Subject to the terms and conditions of this Agreement, during the Draw Period, Lender will severally (and not jointly) make, in an amount not to exceed its respective Second Tranche Term Commitment, and Borrower may request, one (1) additional Term Loan Advance in an amount of Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Term B Loan Advance”). The Term A Loan Advance and the Term B Loan Advance are hereinafter referred to singly as the “Term Loan Advance” and collectively as the “Term Loan Advances.” The aggregate outstanding Term Loan Advances shall not exceed the Maximum Term Loan Amount. Proceeds of any Term Loan Advance shall be funded by the Lender into an account that is subject to a first priority perfected security interest in favor of Agent perfected by an Account Control Agreement.

(b)     Advance Request. To obtain the Term A Loan Advance on the Closing Date, Borrower shall complete, sign and deliver to Agent an Advance Request at least one (1) Business Day prior to the Closing Date. To obtain the Term B Loan Advance, Borrower shall complete, sign and deliver to Agent an Advance Request at least three (3) Business Days before the Advance Date. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.

(c)     Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.

(d)     Payment. Borrower will pay interest on each Term Loan Advance on the first (1st) Business Day of each month, beginning the month after the Advance Date.  Borrower shall repay the aggregate principal balance of the Term Loan Advances that are outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first (1st) Business Day of each month thereafter until the Secured Obligations (other than inchoate indemnity obligations) are repaid. After any change in the Term Loan Interest Rate, Agent shall recalculate future payments of principal and interest to fully amortize the outstanding principal amount over the remaining scheduled monthly payments hereunder prior to the Term Loan Maturity Date in equal monthly installments of principal and interest (mortgage style). The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, and all other Secured Obligations with respect to the Term Loan Advances, shall be due and payable on the Term Loan Maturity Date.  Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Once repaid, a Term Loan Advance or any portion thereof may not be reborrowed.

2.2     Maximum Interest. Notwithstanding any provision in this Agreement (including Section 2.3 below) or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that an applicable court of competent jurisdiction shall deem applicable hereto (which if under the laws of the State of California shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal amount of the Term Loan Advances; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3     Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to five percent (5%) per annum of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus five percent (5%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.3, as applicable.

2.4     Prepayment. At its option upon at least seven (7) Business Days prior notice to Agent, Borrower may prepay all or any portion, of the outstanding Advances by paying the entire principal balance (or portion thereof), all accrued and unpaid interest with respect to the principal balance being prepaid, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid on or prior to July 19, 2017, three percent (3.0%); after July 19, 2017, but on or prior to July 19, 2018, two percent (2.0%); and thereafter, one percent (1.0%) (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Each prepayment pursuant to the foregoing shall be in a minimum amount of at least $2,500,000 and $100,000 increments in excess thereof. Upon the occurrence of a Change in Control, Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and all unpaid Agent’s and Lender’s fees and expenses accrued to the date of the repayment (including the End of Term Charge) together with the applicable Prepayment Charge. Notwithstanding the foregoing, Agent and Lender agree to waive the Prepayment Charge if Agent and Lender agree in writing to refinance and re-document this Agreement prior to the Term Loan Maturity Date.

2.5     End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, or (iii) the date that the Secured Obligations become due and payable, Borrower shall pay Lender a charge equal to five and seventy-five hundredths percent (5.75%) of the aggregate original principal amount of all Term Loan Advances extended by Lender to Borrower (the “End of Term Charge”). Notwithstanding the required payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.6     Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.7     Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lender.

SECTION 3. SECURITY INTEREST

3.1     As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent, pursuant to the Swiss Security Documents, a security interest in the Swiss Collateral.

3.2     As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, each US Subsidiary that executes a Joinder Agreement grants to Agent a security interest in all of such Subsidiary’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (the “U.S. Collateral” and collectively with the Swiss Collateral, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of such Subsidiary whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, such Subsidiary and wherever located, and any of such Subsidiary’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the U.S. Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. or Swiss Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the U.S. Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment. Notwithstanding the broad grant of security interest set forth in this Section 3.1, the U.S. Collateral shall not include rights held under a license that are not assignable by their terms without the consent of the licensor thereof (but only to the extent such restriction on assignment is enforceable under applicable law).

3.3     Notwithstanding any of the other provisions set forth in this Section 3, this Agreement shall not constitute a grant of a security interest in any Swiss Collateral and “U.S. Collateral” herein shall not include (A) any collateral to the extent Agent has a fully perfected Lien on all right, title and interest in such collateral pursuant to a Swiss Security Document, or (B) any property to the extent that such grant of a security interest is prohibited or not available under Swiss law, provided, however, that such security interest shall attach immediately at such time as such legal limitation is no longer effective or applicable.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligation of Lender to make the Term Loan Advances hereunder is subject to the satisfaction by Borrower of the following conditions:

4.1     Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent, or caused to be delivered to Agent, the following:

(a)     executed copies (other than the Warrant, which shall be an original) of the Loan Documents specified on Schedule 4.1 hereto;

(b)     a legal opinion of Agent’s Swiss counsel;

(c)     a certificate dated the Closing Date and signed by the General Counsel of the Borrower attaching (i) a copy of resolutions of Borrower’s Board evidencing approval of (x) the Loan and other transactions evidenced by the Loan Documents; and (y) the Warrant and transactions evidenced thereby; (ii) copies of the Articles of Association (Statuten), as amended through the Closing Date, of Borrower and (iii) an excerpt from the commercial register and an excerpt from the debt collection register for Borrower from its state of incorporation; and

(d)     payment of the Due Diligence Fee, the Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts (to the extent not otherwise paid) may be deducted from the initial Advance.

4.2     All Advances. On each Advance Date:

(a)     Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), each duly executed by Borrower’s Chief Executive Officer, Chief Financial Officer or General Counsel, and (ii) any other documents Agent may reasonably request.

(b)     The representations and warranties set forth in this Agreement shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)     Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)     Each Advance Request shall be deemed to constitute a representation and warranty by Borrower (i) that the representations and warranties set forth in this Agreement are be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, (ii) that Borrower is in compliance with all the terms and provisions set forth in this Agreement and in each other Loan Document on its part to be observed or performed, (iii) that at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing, and (iv) as to the other matters set forth in the Advance Request.

4.3     No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1     Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of Switzerland, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2     Collateral. Borrower owns the Swiss Collateral, free of all Liens, except for Permitted Liens. Each Subsidiary owns its assets (including Intellectual Property) free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Swiss Collateral as security for the Secured Obligations. Each Material U.S. Subsidiary that has signed a Joinder Agreement has the power and authority to grant to Agent a Lien in the U.S. Collateral as security for the Secured Obligations.

5.3     Consents. Borrower’s execution, delivery and performance of the Note(s) (if any), this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Articles of Association (Statuten), (iv) do not violate any material law, regulation, order, injunction, judgment, decree or writ to which Borrower or any of its Subsidiaries is subject and (v) do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained, except in the case of clause (v) to the extent that such violation would not reasonably be expected to have a Material Adverse Effect. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4     Material Adverse Effect. Since March 31, 2016, no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

5.5     Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or their respective property, that is reasonably expected to result in a Material Adverse Effect.

5.6     Laws. Neither Borrower nor any of its Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default in any manner under any provision of any agreement or instrument evidencing material Indebtedness, or any other material agreement to which it is a party or by which it is bound. Borrower and its Subsidiaries and, to the knowledge of Borrower and its Subsidiaries, their respective Affiliates and any agent or other party acting on behalf of Borrower, its Subsidiaries or its Affiliates, are in compliance with all applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations, and none of the funds to be provided under this Agreement will be used, directly or indirectly, for any activities in violation of such laws and regulations.

5.7     Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower or its Subsidiaries to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower or its Subsidiaries to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower and its Subsidiaries, and (ii) the most current of such projections provided to Borrower’s Board (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections will be realized, that actual results may differ).

5.8     Tax Matters. Except as described on Schedule 5.8 and except those being contested in good faith with adequate reserves under IFRS, (a) Borrower and its Subsidiaries have filed all material federal, state and local tax returns that it is required to file, (b) Borrower and its Subsidiaries have duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) Borrower and its Subsidiaries have paid or fully reserved for any tax assessment received by Borrower or its Subsidiaries for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9     Intellectual Property Claims. AMAG is the sole beneficial owner of, or otherwise has the right to use, the Intellectual Property material to the business of Borrower and its Subsidiaries. Except as described on Schedule 5.9, to the knowledge of Borrower and its Subsidiaries, (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim in writing has been made to Borrower or any Subsidiary that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of the material Patents, material registered Trademarks, material registered Copyrights, and material agreements under which Borrower and/or its Subsidiaries license Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Neither Borrower nor any Subsidiary is in material breach of, nor has Borrower or any Subsidiary failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to the knowledge of Borrower and its Subsidiaries, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10     Intellectual Property. Except as described on Schedule 5.10, AMAG has all material rights with respect to Intellectual Property necessary or material in the operation or conduct of business of the Borrower and its Subsidiaries as currently conducted and proposed to be conducted by Borrower and its Subsidiaries. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower and/or its Subsidiaries the right, to the extent required to operate the business of Borrower and its Subsidiaries, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of the business of Borrower and its Subsidiaries as currently conducted and proposed to be conducted by Borrower and its Subsidiaries, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower and or its Subsidiaries own or have the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to the business of Borrower and its Subsidiaries and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower and/or its Subsidiary is the licensee or lessee.

5.11     Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or its Subsidiaries or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s or its Subsidiaries’ use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower or any Subsidiary to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower and its Subsidiaries or Borrower Products. Neither Borrower nor any Subsidiary has received any written notice or claim, or, to the knowledge of Borrower and its Subsidiaries, oral notice or claim, challenging or questioning Borrower’s or any of its Subsidiaries’ ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s and its Subsidiaries’ knowledge, is there a reasonable basis for any such claim. To Borrower’s and its Subsidiaries’ knowledge, neither Borrower’s or any Subsidiaries’ use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12     Financial Accounts. Exhibit E, as may be updated by Borrower from time to time after the Closing Date, pursuant to the Compliance Certificate submitted in connection with the delivery of the monthly financial statements pursuant to Section 7.1(c), is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13     Employee Loans. Borrower has no outstanding loans to any employee, officer or director of Borrower or any of its Subsidiaries nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower or any of its Subsidiaries by a third party.

5.14     Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower from time to time after the Closing Date, pursuant to the Compliance Certificate submitted in connection with the delivery of the quarterly financial statements pursuant to Section 7.1(b), is a true, correct and complete list of each Subsidiary.

5.15     Compliance with Swiss Twenty Non-Bank Rule.5.16      Subject to compliance by Lender with Section 11.7, Borrower is in compliance with the Swiss Twenty Non-Bank Rule.

SECTION 6. INSURANCE; INDEMNIFICATION; Withholding

6.1     Coverage. Borrower shall cause AMAG and each other material Subsidiary to carry and maintain at all times commercial general liability insurance, on an occurrence form, against risks customarily insured against in the line of business of the Borrower and its Subsidiaries. Such risks shall include the risks of bodily injury, including death, property damage, personal injury and advertising injury.

6.2     Certificates. Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with the insurance obligations in Section 6.1. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.

6.3     Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.

6.4     Withholding.

Without limiting the indemnity set forth in Section 6.3 above:

(a)     Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any taxes, and Borrower shall to comply with the requirements set forth in this Section 6.4. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 6.4) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     The interest rates provided for in the Loan Documents are minimum interest rates. The parties hereto have assumed, on the date of this Agreement, that Swiss withholding tax is not and will not become payable by Borrower on interest payments under this Agreement. Without prejudice to the foregoing clause (a), Borrower acknowledges and agrees that the interest rates set out in this Agreement are minimum interest rates which shall be adjusted in accordance with clauses (c) and (d) below if Swiss withholding tax becomes payable at any time on interest payments by Borrower under the Loan Documents.

(c)     If Swiss withholding tax applies on interest payments by Borrower under the Loan Documents, Borrower shall pay such additional amounts as shall be necessary in order for the net amounts received by Lender after withholding of Swiss withholding tax to be equal to the respective amounts of interest which would otherwise have been receivable in respect of the Loan Documents in the absence of the withholding of Swiss withholding tax.

(d)     For the purpose of clauses (b) and (c) above, Swiss withholding tax shall be calculated, deducted and paid by Borrower to the Swiss Federal Tax Administration on the amount of interest so recalculated at a rate of thirty-five percent (35.0%) (or such other rate as applicable from time to time), unless a tax ruling obtained from the Swiss Federal Tax Administration confirms that such rate is, pursuant to any double-taxation treaty, a specified lesser rate in relation to specified Lenders in which case such lesser rate shall be applied in relation to the relevant Lender.

(e)     To the extent that interest payable under a Loan Document becomes subject to Swiss withholding tax, each relevant Lender and Borrower shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary (a) to make interest payments without them being subject to Swiss withholding tax or (b) to being subject to Swiss withholding tax at a rate reduced under applicable double taxation treaties or (c) for a Lender to obtain a full or partial refund of Swiss withholding tax under applicable double taxation treaties.

6.5     Compliance with Swiss Twenty Non-Bank Rule(a)     . Subject to compliance by the Lenders with Section 11.7, Borrower shall be at all times during the term of this Agreement in compliance with the Swiss Twenty Non-Bank Rule.

6.6     Confirmation of Lender’s Status. Lender confirms that it is a single (1) person only for the purpose of the Swiss Non-Bank Rules and any other Person that shall become a Lender pursuant to Section 11.7(a) of this Agreement shall be deemed to have confirmed that it is a Swiss Qualifying Bank or, if not, a single (1) person only for the purpose of Swiss Non-Bank Rules. The Borrower may request a Lender to confirm (i) whether or not it a Swiss Qualifying Bank or (ii) whether it does count as a single (1) person for purposes of the Swiss Non-Bank Rules, if it reasonably believes that that Lender’s status has changed during the term of this Agreement.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1     Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)     as soon as practicable (and in any event within thirty (30) days) after the end of each month commencing with the month ending July 31, 2016, unaudited interim and year to date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash-flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer, Chief Financial Officer or Vice President of Finance to the effect that they have been prepared in accordance with IFRS, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)     as soon as practicable (and in any event within sixty (60) days) after the end of each of the first three fiscal quarters of each fiscal year of Borrower, commencing with the fiscal quarter ending September 30, 2016, unaudited interim and year-to-date financial statements as of the end of such fiscal quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer, Chief Financial Officer or Vice President of Finance to the effect that they have been prepared in accordance with IFRS, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments;

(c)     as soon as practicable (and in any event within (120) days) after the end of each fiscal year of Borrower commencing with the fiscal year ending December 31, 2016, audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, which financial statements shall be unqualified (except for any qualification arising from the Term Loan Advances maturing, in accordance with their terms on a non-accelerated basis, less than one year following the date of such financial statements) and certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent (it being understood that Borrower’s independent certified public accountants on the Closing Date are acceptable to Agent) and accompanied by any management report from such accountants;

(d)     as soon as practicable (and in any event within thirty (30) days) after the end of each month, commencing with the month ending August 31, 2016 and as soon as practicable (and in any event within forty-five (45) days) the end of each fiscal quarter, commencing with the fiscal quarter ending September 30, 2016, a Compliance Certificate in the form of Exhibit F;

(e)     promptly after the sending or filing thereof, as the case may be, copies of any material proxy statements, financial statements or reports that Borrower has made available to holders of its capital stock and copies of any material regular, periodic and special reports (Form 6-K) or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange, provided that any such document or report that Borrower files with the Securities and Exchange Commission via the Securities and Exchange Commission’s EDGAR system shall be deemed to be furnished to Agent at the time an e-mail link to such documents filed via the EDGAR system is delivered by Borrower to Agent; Borrower shall also notify Agent in the Compliance Certificate delivered in connection with the submission of quarterly financial statements pursuant to Section 7.1(b) of any legal process served on the Borrower or any of its Subsidiaries during the fiscal quarter in respect of which financial statements are delivered, affecting the Borrower, its Subsidiaries, any their respective properties or assets or the Liens of the Agent under the Loan Documents, which legal process is reasonably likely to result in damages, expenses or liabilities in excess of Two Hundred Fifty Thousand Dollars ($250,000); and

(f)     annual budget covering Borrower and its Subsidiaries promptly following its approval by Borrower’s Board, and in any event, within thirty (30) days prior to the end of Borrower’s fiscal year, and any material changes thereto or to the corporate organizational structure of Borrower and its Subsidiaries or any clinical study, and other business or financial information reasonably requested by Agent.

Borrower shall not make any material change in its (a) accounting policies or reporting practices, except as required by IFRS or (b) fiscal years or fiscal quarters, in each case, without the prior written approval of the Agent, which shall not be unreasonably withheld, delayed or conditioned. The fiscal year of Borrower shall end on December 31.

The executed Compliance Certificate may be sent via email to Agent at legal@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to legal@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Agent at: (866) 468-8916, attention Chief Credit Officer, provided that notwithstanding the foregoing, any Financial Statement or report that Borrower files with the Securities and Exchange Commission via the Securities and Exchange Commission’s EDGAR system shall be deemed to be furnished to Agent at the time an e-mail link to such documents filed via the EDGAR system is delivered by Borrower to Agent.

Notwithstanding the foregoing, documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower e-mails a link thereto to Agent; provided that Borrower shall directly provide Agent by e-mail all Financial Statements required to be delivered pursuant to Section 7.1(a) hereunder.

7.2     Inspection Rights. Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable advance notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than twice per fiscal year. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. Notwithstanding the foregoing, Borrower shall not be required to disclose any information Agent or Lender to the extent that Borrower has determined in good faith that (x) it is prohibited from furnishing such other information by applicable law or a contractual obligation (it being understood and agreed that this Section 7.2 shall not be applied to augment the periodic reporting obligations of Borrower under this Agreement), (y) constitutes non-financial trade secrets or non-financial proprietary information or (z) such information is subject to attorney-client or similar privilege or constitutes attorney work product.

The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3     Further Assurances. Borrower and each Material U.S. Subsidiary executing a Joinder Agreement shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to create, perfect or maintain the priority of the Agent’s Lien on the Collateral intended to be created by the Loan Documents. Borrower and each Material U.S. Subsidiary executing a Joinder Agreement shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, each Material U.S. Subsidiary executing a Joinder Agreement hereby authorizes Agent to execute and deliver on behalf of such Subsidiary and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of such Subsidiary in accordance with Section 9-504 of the UCC), collateral assignments, notices, control agreements, security agreements and other documents without the signature of such Subsidiary either in Agent’s name or in the name of Agent as agent and attorney-in-fact for such Subsidiary. Borrower and each Material U.S. Subsidiary executing a Joinder Agreement shall protect and defend Borrower’s and such Subsidiary’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower, any Subsidiary or Agent other than Permitted Liens. Borrower shall cause (i) each U.S. Subsidiary that is or becomes a Material U.S. Subsidiary after the Closing Date to enter into a Joinder Agreement by no later than 30 days from the end of the fiscal quarter in which such U.S. Subsidiary becomes a Material U.S. Subsidiary and to execute such other documents as may be reasonably requested by the Agent, and (ii) the capital stock of each Material U.S. Subsidiary or any other Subsidiary that (A) has assets equal to or in excess of 10% of the total assets of Borrower and its Subsidiaries or (B) has revenues equal to or in excess of 10% of the total revenues of Borrower and its Subsidiaries, that is formed after the Closing Date to become subject to a pledge agreement in favor of Agent by no later than 30 days from the end of the fiscal quarter in which such Subsidiary was formed. At no time shall Borrower permit (i) the assets of U.S. Subsidiaries that are not Material U.S. Subsidiaries to exceed 20% of the total assets of Borrower and its Subsidiaries or (ii) the revenues of U.S. Subsidiaries that are not Material U.S. Subsidiaries to exceed 20% of the total revenues of Borrower and its Subsidiaries. Borrower shall designate such U.S. Subsidiaries as “Material U.S. Subsidiaries” as may be required to comply with the foregoing sentence and shall cause such designated Material U.S. Subsidiaries to execute and deliver Joinder Agreements and to otherwise comply with the provisions applicable to Material U.S. Subsidiaries hereunder.

7.4     Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower or any Subsidiary an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) payment of purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower, (c) prepayment of Permitted Indebtedness (other than Subordinated Indebtedness except in connection with scheduled payments of principal and interest thereunder) or (d) as otherwise permitted hereunder or approved in writing by Agent.

7.5     Collateral. Borrower shall, and shall cause its Subsidiaries to, at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s and its Subsidiaries’ business or in which Borrower or any Subsidiary now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens; provided however, that there shall be no Liens whatsoever on Intellectual Property). Borrower shall not agree, nor permit any of its Subsidiaries to agree, with any Person other than Agent or Lender not to encumber its property other than (i) in connection with Permitted Liens and customary restrictions on the assignment of leases, licenses and other agreements and (ii) as to specific property (other than Intellectual Property) in a transaction(s) described in clauses (b) through (f) in the following sentence. Borrower shall not, nor permit any of its Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Intellectual Property, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereunder, provided that such prohibition or limitation shall only be effective against the assets financed thereby, (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) restrictions imposed by applicable law, (e) encumbrances and restrictions relating to joint ventures constituting Permitted Investments, and (f) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property).

7.6     Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7     Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that (i) a Subsidiary may pay dividends or make distributions to Borrower or (ii) solely in lieu of the issuance of fractional shares in connection with the exercise of warrants, options, restricted stock units or other securities convertible into or exchangeable for equity interests of the Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of One Hundred Thousand Dollars ($100,000) in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of One Hundred Thousand Dollars ($100,000) in the aggregate.

7.8     Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets (each such transaction, a “Transfer”).

7.9     Mergers or Acquisitions. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. For the avoidance of doubt, it is agreed by the parties hereto that entry into definitive documents in connection with the transactions contemplated by this paragraph shall not be deemed to be a breach of this Section 7.9 at any time prior to the consummation of the transactions contemplated by such definitive documents.

7.10     Taxes. Borrower and its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, any Subsidiary, Agent, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower and its Subsidiaries shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, Borrower and its Subsidiaries may contest, in good faith and by appropriate proceedings, taxes for which Borrower and its Subsidiaries maintain adequate reserves therefor in accordance with IFRS.

7.11     Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless it has provided prior written notice to Agent.

7.12     Deposit Accounts.     Borrower shall not maintain any Deposit Accounts or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement, provided that (x) no Account Control Agreement shall be required for any Excluded Account and (y) Account Control Agreements with respect to any Deposit Account (other than an Excluded Account) that is opened subsequent to the Closing Date shall be entered into by the Borrower, Agent and the relevant depository bank by no later than thirty (30) days after the opening of such Deposit Account (which period may be further extended in the reasonable discretion of the Agent).

7.13     Subsidiaries. Borrower shall notify Agent of each Subsidiary formed subsequent to the Closing Date in connection with the delivery of its monthly financial statements pursuant to Section 7.1(a) and, within thirty (30) days from date on which any U.S. Subsidiary becomes a Material U.S. Subsidiary, shall cause such Material U.S. Subsidiary to execute and deliver to Agent a Joinder Agreement.

7.14     Notification of Event of Default. Borrower shall notify Agent immediately of the occurrence of any Event of Default.

7.15     Cash Requirement. Borrower at all times shall maintain unrestricted Cash on deposit in Deposit Account(s) subject to a Lien in favor of the Agent pursuant to the Swiss Security Documents of at least the sum of (i) $5,000,000 plus (ii) Borrower’s accounts payable aged 90 days or greater. For the avoidance of doubt, for purposes of this Agreement and the other Loan Documents, it is agreed by the parties hereto that the Lien on a Deposit Account in favor of the Agent pursuant to an Account Control Agreement shall not be deemed a “restriction” on the Cash on deposit therein.

SECTION 8. RIGHT TO INVEST

8.1     Lender or its assignee or nominee shall have the right, in its discretion, to participate in any Subsequent Financing in an amount of up to One Million Five Hundred Thousand Dollars ($1,500,000) on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing. This Section 8.1, and all rights and obligations hereunder, shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, the Loan Agreement.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1     Payments. Borrower fails to pay any amount due under this Agreement, the Note(s), or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Lender or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or

9.2     Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement or any of the other Loan Documents and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6.1, 6.4, 6.5, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, and 7.14 , and 7.15) or any other Loan Document, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6.1, 6.4, 6.5, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, and 7.14 , and 7.15 the occurrence of such default; or

9.3     Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4     Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect when made or when deemed made; or

9.5     Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6     Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets (and such attachment, seizure or levy is not lifted or stayed within 30 days), or a judgment or judgments is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000), or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7     Other Obligations. The occurrence of any default under any agreement or obligation of Borrower involving any Indebtedness in excess of One Million Dollars ($1,000,000).

SECTION 10. REMEDIES

10.1     General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured

Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law (including Swiss law), including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2     Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower and each Subsidiary executing a Joinder Agreement agree that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower and or such Subsidiary, as applicable. Agent may require Borrower or any Subsidiary executing a Joinder Agreement to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower or such Subsidiary. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3     No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower, any Subsidiary or any other Person, and Borrower expressly waives , on behalf of itself and its Subsidiaries, all rights, if any, to require Agent to marshal any Collateral.

10.4     Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1     Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2     Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile, electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

If to Agent:	HERCULES CAPITAL, INC.
Legal Department
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Email:
Facsimile:
Telephone:

If to Lender:	HERCULES CAPITAL, INC.
Legal Department
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Email:
Facsimile:
Telephone:

If to Borrower:	Auris Medical Holding AG

Attention: General Counsel
Bahnhofstrasse 21, 6300 Zug, Switzerland
Facsimile:
Telephone:

or to such other address as each party may designate for itself by like notice.

11.3     Entire Agreement; Amendments.

(a)     This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated May 31, 2016).

(b)     Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, Agent and Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan Advance, reduce the stated rate of any interest or fee payable hereunder, or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower or guarantor from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, any guarantor, Lender, the Agent, and all future holders of the Loans.

11.4     No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5     No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6     Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7     Successors and Assigns.

(a)     The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; provided, that, as long as no Event of Default has occurred and is continuing, any such assignment is only admissible if it does not result in a breach of the Swiss Ten Non-Bank Rule; and provided, further, that Borrower shall not be responsible for any costs or indemnities hereunder (including pursuant to Sections 6.3 and 6.4) that arise as a result of the non-compliance by Lender with the Swiss Non-Bank Rules in connection with any such assignment.

(b)     Subject to permitted transfers under Section 11.7(a), Lender shall at no time enter into a participation, derivative transaction or any other arrangement with any third party under which Lender transfers all or part of its exposure under this Agreement to that other person, unless under, and throughout the term of, such arrangement:

(i) the relationship between Lender and the third party is that of a debtor and creditor (including during the bankruptcy or similar event affecting Lender or Borrower);

(ii) the third party has no proprietary interest in the benefit of this Agreement or in any monies received by Lender under or in relation to this Agreement; and

(iii) the third party under no circumstances will:

(x)     be subrogated to, or substituted in respect of, Lender's claims under this Agreement; or

(y)     otherwise have any contractual relationship with, or rights against, an Obligor under or in relation to this Agreement.

11.8     Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of California, and shall have been accepted by Agent and Lender in the State of California. Payment to Agent and Lender by Borrower of the Secured Obligations is due in the State of California. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9     Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of California. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10     Mutual Waiver of Jury Trial / Judicial Reference.

(a)     Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(b)     If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(c)     In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

11.11     Professional Fees. Borrower promises to pay Agent’s and Lender’s documented out of pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12     Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that Confidential Information it may obtain from Borrower shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its Affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure and unauthorized use of Confidential Information; (b) if such information is generally available to the public; (c) if required in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender or if required in response to any summons or subpoena or in connection with any litigation, based on the opinion of Agent’s or Lender’s counsel; provided that, to the extent permitted by applicable law, Agent or Lender, as applicable, shall provide Borrower with prior written notice thereof (to the extent practicable) promptly after receipt or such request or determination so that Borrower may seek a protective order or other appropriate remedy; (d) to comply with any legal requirement or law applicable to Agent or Lender; (e) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (f) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this provision prior to disclosure; or (g) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates under this Agreement or the other Loan Documents.

11.13     Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14     Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.

11.15     Counterparts; Electronic Signatures. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import this Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form (including PDF), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any state laws based on the Uniform Electronic Transactions Act.

11.16     No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, Lender and Borrower.

11.17     Agency.

(a)     Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)     Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)     Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as the Agent hereunder in its individual capacity.

(d)     Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i)     be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)     have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)     except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.

(e)     The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.

(f)     The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g)     Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction.

Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18     Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the “ Publicity Materials”); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

AURIS MEDICAL HOLDING AG

By:
Name:
Its:

By:
Name:
Its:

(Signature Page to Loan and Security Agreement)

Accepted in Palo Alto, California:

AGENT:

HERCULES CAPITAL, INC.

By:
Name:
Its:

(Signature Page to Loan and Security Agreement)

LENDER:

HERCULES CAPITAL, INC.

By:
Name:
Its:

(Signature Page to Loan and Security Agreement)

Table of Addenda, Exhibits and Schedules

Exhibit A:	Advance Request
Attachment to Advance Request
Exhibit B:	Term Note
Exhibit C:	Name, Locations, and Other Information for Borrower
Exhibit D:	Borrower’s Patents, Trademarks, Copyrights and Licenses
Exhibit E:	Borrower’s Deposit Accounts and Investment Accounts
Exhibit F:	Compliance Certificate
Exhibit G:	Joinder Agreement

Schedule 1	Subsidiaries
Schedule 1.1	Commitments
Schedule 1A	Existing Permitted Indebtedness
Schedule 1B	Existing Permitted Investments
Schedule 1C	Existing Permitted Liens
Schedule 4.1	Closing Date Loan Documents
Schedule 5.8	Tax Matters
Schedule 5.9	Intellectual Property Claims
Schedule 5.10	Intellectual Property
Schedule 5.11	Borrower Products
Schedule 5.14	Capitalization

EXHIBIT A
ADVANCE REQUEST

To:	Agent:	Date:

Hercules Capital, Inc. (the “Agent”)
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Email: legal@herculestech.com
Attn: Mr. Bryan Jadot

Auris Medical Holding AG (“Borrower”) hereby requests from Hercules Capital, Inc. (“Lender”) an Advance in the amount of _____________________ Dollars ($________________) on ______________, _____ (the “Advance Date”) pursuant to the Loan and Security Agreement among Borrower, Agent and Lender (the “Agreement”). Capitalized words and other terms used but not otherwise defined herein are used with the same meanings as defined in the Agreement.

Please:

(a)     Issue a check payable to Borrower     ________

or

(b)     Wire Funds to Borrower’s account     X

Bank:
Address:
SWIFT:
IBAN:
Account Name:
Contact Person:
Phone Number:
To Verify Wire Info:
E-mail Address:

Borrower represents that the conditions precedent to the Advance set forth in the Agreement are satisfied and shall be satisfied upon the making of such Advance, including but not limited to: (i) that no event that has had or could reasonably be expected to have a Material Adverse Effect has occurred and is continuing; (ii) that the representations and warranties set forth in the Agreement and in the Warrant are and shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; (iii) that Borrower is in compliance with all the terms and provisions set forth in each Loan Document on its part to be observed or performed; and (iv) that as of the Advance Date, no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default under the Loan Documents. Borrower understands and acknowledges that Agent has the right to review the financial information supporting this representation and, based upon such review in its sole discretion, Lender may decline to fund the requested Advance.

Borrower hereby represents that Borrower’s corporate status and locations have not changed since the date of the Agreement or, if the Attachment to this Advance Request is completed, are as set forth in the Attachment to this Advance Request.

Borrower agrees to notify Agent promptly before the funding of the Loan if any of the matters which have been represented above shall not be true and correct on the Advance Date and if Agent has received no such notice before the Advance Date then the statements set forth above shall be deemed to have been made and shall be deemed to be true and correct as of the Advance Date.

Executed as of [          ], [          ].

BORROWER:

AURIS MEDICAL HOLDING AG

By:
Name:
Its:

By:
Name:
Its:

ATTACHMENT TO ADVANCE REQUEST

Dated: _______________________

Borrower hereby represents and warrants to Agent that Borrower’s current name and organizational status is as follows:

Name:	Auris Medical Holding AG

Type of organization:	Company

Jurisdiction of organization:	Switzerland

Organization file number:	CHE-108.297.413

Borrower hereby represents and warrants to Agent that the street addresses, cities, states and postal codes of its current locations are as follows:

EXHIBIT B
SECURED TERM NOTE

$[ ],000,000	Advance Date: ___ __, 20[ ]
Maturity Date: ___ __, 20[ ]

FOR VALUE RECEIVED, Auris Medical Holding AG, a company organized under the laws of Switzerland (the “Borrower”) hereby promises to pay to the order of Hercules Capital, Inc., a Maryland corporation or the holder of this Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Secured Term Promissory Note (this “Promissory Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of [ ] Million Dollars ($[ ],000,000) or such other principal amount as Lender has advanced to Borrower, together with interest at a rate as set forth in Section 2.1(c) of the Loan Agreement based upon a year consisting of 360 days, with interest computed daily based on the actual number of days in each month.

This Promissory Note is the Note referred to in, and is executed and delivered in connection with, that certain Loan and Security Agreement dated July 19, 2016, by and among Borrower, the Lender, and Hercules Capital, Inc., a Maryland corporation, as agent (the “Agent”) and the several banks and other financial institutions or entities from time to time party thereto as lender (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof. All payments shall be made in accordance with the Loan Agreement. All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein. An Event of Default under the Loan Agreement shall constitute a default under this Promissory Note.

Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law. Borrower agrees to make all payments under this Promissory Note without setoff, recoupment or deduction and regardless of any counterclaim or defense. This Promissory Note has been negotiated and delivered to Lender and is payable in the State of California. This Promissory Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

BORROWER:	AURIS MEDICAL HOLDING AG

By:
Title

By:
Title

:

EXHIBIT C

NAME, LOCATIONS, AND OTHER INFORMATION FOR BORROWER

1. Borrower represents and warrants to Agent that Borrower’s current name and organizational status as of the Closing Date is as follows:

Name:	Auris Medical Holding AG

Type of organization:	Corporation (Aktiengesellschaft)

Jurisdiction of organization:	Switzerland

Organization file number:	CHE-108.297.413

2. Borrower represents and warrants to Agent that for five (5) years prior to the Closing Date, Borrower did not do business under any other name or organization or form except the following:

Name:     Auris Medical AG

Used until:     April 21, 2014
Type of Organization:     Corporation (Aktiengesellschaft)

Jurisdiction of organization: Switzerland
Organization file Number: CHE-108.297.413

Name:     Auris Medical Holding AG

Used since April 22, 2014:
Type of Organization:     Corporation (Aktiengesellschaft)

Jurisdiction of organization:     Switzerland
Organization file Number: CHE-108.297.413

Borrower’s fiscal year ends on December 31.
Borrower’s federal employer tax identification number is: N/A

3. Borrower represents and warrants to Agent that its chief executive office is located at Bahnhofstrasse 21, 6300 Zug, Switzerland.

EXHIBIT D

Material PATENTS, TRADEMARKS, COPYRIGHTS AND LICENSES of BORROWER and ITS SUBSIDIARIES

Material Patents and Patent Applications

See overleaf

Material Trademarks and Trademark Applications

Trademark	Jurisdiction	Type	Class	Holder		Reg-No	Priority Date	Status
Auris	US	Word	5	OTOAG	US	4747646	07.12.2010	registered
Auris Medical	US	Word	5	OTOAG	US	4755123	07.12.2010	registered
	CH	Word	5	OTOAG	CH	682144	05.11.2015	registered
	Int.	Word	5	OTOAG	IR	1297667	05.11.2015	registered
	EU	Figurative	5	OTOAG	CTM	014422059	29.07.2015	registered
	CH	Figurative	5	OTOAG	CTM	59078/2015	29.07.2015	registered
Auris Medical Cochlear Therapies	CH	Figurative	5,10	OTOAG	CH	P-514618	15.08.2003	registered
	Int	Figurative	5, 10	OTOAG		824015	15.08.2003	registered
	DE	Figurative	5, 10	OTOAG	IR	824015	15.08.2003	registered
	FR	Figurative	5, 10	OTOAG	IR	824015	15.08.2003	registered
	US	Figurative	5, 10	OTOAG	IR	3253841	15.08.2003	registered

Material Registered Copyrights

None

Material Licenses

Contrat de Copropriété / Exploitation between L’Institut National de la Santé and et de la Recherche Médicale and Auris Medical AG, dated February 17, 2006 (“Inserm License”)

Collaboration Agreement and License Agreement between Xigen SA and Auris Medical AG, dated April 21, 2003 (“Xigen License”)

Material Patents and Patent Applications

US Applications and Patents related to AM-101

Application No.	Filing Date	Title	Status	Publication No.	Patent No.
US 10/812,298*	03-29-2004	METHODS FOR THE TREATMENT OF TINNITUS INDUCED BY COCHLEAR EXCITOTOXICITY	Issued	US 2005/0214338 A1	US 8,268,866 B2
US 11/236,941*	09-28-2005	METHODS FOR THE TREATMENT OF TINNITUS INDUCED BY COCHLEAR EXCITOTOXICITY	Abandoned	US 2006/0063802 A1
US 12/752,556*	04-01-2010	METHODS FOR THE TREATMENT OF TINNITUS INDUCED BY COCHLEAR EXCITOTOXICITY	Issued	US 2010/0254907 A1	US 8,507,525 B2
US 14/448,999*	07-31-2014	METHODS FOR THE TREATMENT OF TINNITUS INDUCED BY COCHLEAR EXCITOTOXICITY	Issued	US 2015/0057360 A1	US 9,072,662 B2
US 14/728,386*	06-02-2015	METHODS FOR THE TREATMENT OF TINNITUS INDUCED BY COCHLEAR EXCITOTOXICITY	Allowed	US 2015/0265552 A1
US 11/992,632	03-26-2008	PHARMACEUTICAL COMPOSITIONS FOR THE TREATMENT OF INNER EAR DISORDERS	Pending	US 2009/0246255 A1
US 14/317,319	06-27-2014	PHARMACEUTICAL COMPOSITIONS FOR THE TREATMENT OF INNER EAR DISORDERS	Issued	US 2014/0364836 A1	US 9,066,865 B2
US 14/671,524	03-27-2015	PHARMACEUTICAL COMPOSITIONS FOR THE TREATMENT OF INNER EAR DISORDERS	Pending	US 2015/0186569 A1
US 14/671,527	03-27-2015	PHARMACEUTICAL COMPOSITIONS FOR THE TREATMENT OF INNER EAR DISORDERS	Pending	US 2015/0265532 A1
US 15/047,956	02-19-2016	PHARMACEUTICAL COMPOSITIONS FOR THE TREATMENT OF INNER EAR DISORDERS	Pending

*Co-owned with INSERM.

International Applications and Patents related to AM-101

AI02P001WOAU	AU	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	2005229543	2005229543	29.03.2025

AI02P001WOBR	BR	F.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	PI0508251-0		29.03.2025
AI02P001WOCA	CA	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	2,558,896	2,558,896	29.03.2025
AI02P001WOCN	CN	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	200580009886.5	2014092201088240	29.03.2025
AI02P001WOCNT1	CN	F.	Auris Medical AG, INSERM Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	201510076933.3
AI02P001WOEPAT	AT	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPBE	BE	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPBG	BG	G.	Auris Medical AG, Institut	Methods for the treatment of tinnitus induced by cochlear	29.03.2005	05736619.7	1729753	29.03.2025

			national de la santé et de la recherche medicale	excitotoxicity
AI02P001WOEPCH	CH	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPCY	CY	G.	Auris Medical AG - alte Adresse, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPCZ	CZ	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPDE	DE	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPDK	DK	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPEE	EE	G.	Auris Medical AG, Institut national de la	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025

			santé et de la recherche medicale
AI02P001WOEPEI	EP	G.	Auris Medical AG - alte Adresse, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753
AI02P001WOEPES	ES	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPFI	FI	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPFR	FR	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	31.03.2025
AI02P001WOEPGB	GB	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPGR	GR	G.	Auris Medical AG, Institut national de la santé et de la	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025

			recherche medicale
AI02P001WOEPHU	HU	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPIE	IE	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPIS	IS	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPIT	IT	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPLT	LT	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPLU	LU	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPMC	MC	G.	Auris Medical	Methods for the treatment of	29.03.2005	05736619.7	1729753	29.03.2025

			AG, Institut national de la santé et de la recherche medicale	tinnitus induced by cochlear excitotoxicity
AI02P001WOEPNL	NL	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPPL	PL	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPPT	PT	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPRO	RO	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPSE	SE	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPSI	SI	G.	Auris Medical AG, Institut national de la santé et de la	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025

			recherche medicale
AI02P001WOEPSK	SK	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOEPTR	TR	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	05736619.7	1729753	29.03.2025
AI02P001WOIL	IL	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	177490	177490	29.03.2025
AI02P001WOIN	IN	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	5128/DELNP/2006	264994	29.03.2025
AI02P001WOJP	JP	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	2007-505480	4927706	29.03.2025
AI02P001WOKR	KR	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	7022581/2006	10-1189261	29.03.2025
AI02P001WOKRT1	KR	G.	Auris Medical	Methods for the treatment of	29.03.2005	10-2012-7007363	10-1429735	29.03.2025

			AG, Institut national de la santé et de la recherche medicale	tinnitus induced by cochlear excitotoxicity
AI02P001WOKRT1T1	KR	G.	Institut national de la santé et de la recherche medicale, Auris Medical AG	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	10-2013-7020276	10-1451414	29.03.2025
AI02P001WOMX	MX	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	PA/a/2006/011078	269262	29.03.2025
AI02P001WONZ	NZ	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	549399	549399	29.03.2025
AI02P001WORU	RU	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	2006 138 153	2380094	29.03.2025
AI02P001WOZA	ZA	G.	Auris Medical AG, Institut national de la santé et de la recherche medicale	Methods for the treatment of tinnitus induced by cochlear excitotoxicity	29.03.2005	2006/07161	2006/07161	29.03.2025
AI02P002WOAU	AU	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	2005337107	2005337107	28.09.2025

AI02P002WOBR	BR	F.	Auris Medical AG - alte Adresse, Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	PI0520588-3		28.09.2025
AI02P002WOCA	CA	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	2,620,374	2,620,374	28.09.2025
AI02P002WOCNT1	CN	F.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	2015102408236
AI02P002WOEA	EA	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	200800798	017264
AI02P002WOEAAM	AM	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	200800798	017264	28.09.2025
AI02P002WOEAAZ	AZ	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	200800798	017264	28.09.2025
AI02P002WOEABY	BY	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	200800798	017264	28.09.2025
AI02P002WOEAKG	KG	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	200800798	017264	28.09.2025
AI02P002WOEAKZ	KZ	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	200800798	017264	28.09.2025
AI02P002WOEAMD	MD	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	200800798	017264	28.09.2025
AI02P002WOEARU	RU	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	200800798	017264	28.09.2025
AI02P002WOEATJ	TJ	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	200800798	017264	28.09.2025
AI02P002WOEATM	TM	G.	Auris Medical AG - alte	Pharmaceutical compositions for the treatment of inner ear	28.09.2005	200800798	017264	28.09.2025

			Adresse	disorders
AI02P002WOEPAL	AL	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPAT	AT	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPBA	BA	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPBE	BE	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPBG	BG	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPCH	CH	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPCY	CY	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPCZ	CZ	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPDE	DE	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPDK	DK	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPEE	EE	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPES	ES	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPFI	FI	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear	28.09.2005	05797324.0-1460	1928405	28.09.2025

				Disorders
AI02P002WOEPFR	FR	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPGB	GB	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPGR	GR	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPHR	HR	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPHU	HU	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPIE	IE	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPIS	IS	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPIT	IT	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPLT	LT	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPLU	LU	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPLV	LV	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPMC	MC	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025

AI02P002WOEPME	ME	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPMK	MK	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	30.09.2025
AI02P002WOEPNL	NL	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPPL	PL	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPPT	PT	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPRO	RO	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPRS	RS	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPSE	SE	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPSI	SI	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPSK	SK	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOEPT1	EP	F.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	14001796.3-1460		28.09.2025
AI02P002WOEPTR	TR	G.	Auris Medical AG	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	05797324.0-1460	1928405	28.09.2025
AI02P002WOID	ID	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	W00200801065
AI02P002WOIL	IL	F.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear	28.09.2005	189622

				disorders
AI02P002WOIN	IN	F.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	1466/DELNP/2008
AI02P002WOKR	KR	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	7007345/2008	10-1271263	28.09.2025
AI02P002WOMA	MA	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	30874	29921	28.09.2025
AI02P002WOMX	MX	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	MX/a/2008/004137	303959	28.09.2025
AI02P002WONO	NO	F.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	20081919		28.09.2025
AI02P002WONZ	NZ	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	566062	566062	28.09.2025
AI02P002WOPH	PH	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	1-2008-500423	1-2008-500423	28.09.2025
AI02P002WOSGT1	SG	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	201003568-1	161931	28.09.2025
AI02P002WOUA	UA	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	a200804948	89858	28.09.2025
AI02P002WOVN	VN	F.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	1-2008-01005
AI02P002WOZA	ZA	G.	Auris Medical AG - alte Adresse	Pharmaceutical compositions for the treatment of inner ear disorders	28.09.2005	2008/02762	2008/02762	28.09.2025

EXHIBIT E

BORROWER’S DEPOSIT ACCOUNTS AND INVESTMENT ACCOUNTS

Deposit Accounts

Bank	Description	Account No	Currency
UBS Switzerland AG			CHF
UBS Switzerland AG			EUR
UBS Switzerland AG			USD
UBS Switzerland AG			USD

Excluded Account

Bank	Description	Account No	Currency
UBS AG			USD

EXHIBIT F

COMPLIANCE CERTIFICATE

Hercules Capital, Inc. (as “Agent”)
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301

Reference is made to that certain Loan and Security Agreement dated July 19, 2016 and the Loan Documents (as defined therein) entered into in connection with such Loan and Security Agreement all as may be amended from time to time (hereinafter referred to collectively as the “Loan Agreement”) by and among Hercules Capital, Inc., the several banks and other financial institutions or entities from time to time party thereto (collectively, the “Lender”) and Hercules Capital, Inc., as agent for the Lender (the “Agent”) and Auris Medical Holding AG (the “Borrower”) as Borrower. All capitalized terms not defined herein shall have the same meaning as defined in the Loan Agreement.

The undersigned is an Officer of Borrower, knowledgeable of all Borrower financial matters, and is authorized to provide certification of information regarding Borrower; hereby certifies, in such capacity, that in accordance with the terms and conditions of the Loan Agreement, Borrower is in compliance for the period ending ___________ of all covenants, conditions and terms and hereby reaffirms that all representations and warranties contained therein are true and correct on and as of the date of this Compliance Certificate with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, after giving effect in all cases to any standard(s) of materiality contained in the Loan Agreement as to such representations and warranties. Attached are the required documents supporting the above certification. The undersigned further certifies that these are prepared in accordance with IFRS (except for the absence of footnotes with respect to unaudited financial statement and subject to normal year-end adjustments) and are consistent from one period to the next except as explained below.

REPORTING REQUIREMENT	REQUIRED	CHECK IF ATTACHED

Interim Financial Statements	Monthly within 30 days
Interim Financial Statements	Quarterly within 45 days
Audited Financial Statements	FYE within 120 days

BANK ACCOUNTS
Has Borrower opened any new Deposit Accounts or accounts holding Investment Property since the submission of the most recently delivered Compliance Certificate?	YES / NO

If yes, please provide the following information below:

Name of Institution	Account Number	Purpose of Account
1.
2.

SUBSIDIARIES
Has Borrower formed any new Subsidiaries since the submission of the prior monthly financial statements?

If yes, please provide the following information below:

1. Updated Structure Chart

2. Name and jurisdiction of newly formed Subsidiary

INTERCOMPANY RECEIVABLES

Set forth below is a list of all currently outstanding intercompany receivables due to Borrower from any of its Subsidiaries:

Obligor	Amount
1.
2.

OTHER NOTICES

Very Truly Yours,
AURIS MEDICAL HOLDING AG

By:
Name:
Its:

EXHIBIT G

FORM OF JOINDER AGREEMENT

This Joinder Agreement (the “Joinder Agreement”) is made and dated as of [ ], 20[ ], and is entered into by and between__________________., a ___________ (“Subsidiary”), and HERCULES CAPITAL, INC., a Maryland corporation (as “Agent”).

RECITALS

A. Subsidiary’s Affiliate, AURIS MEDICAL HOLDING AG (“Borrower”) has entered into that certain Loan and Security Agreement dated July 19, 2016, with the several banks and other financial institutions or entities from time to time party thereto as lender (collectively, the “Lender”) and Agent, as such agreement may be amended (the “Loan Agreement”), together with the other agreements executed and delivered in connection therewith;

B. Subsidiary acknowledges and agrees that it will benefit both directly and indirectly from Borrower’s execution of the Loan Agreement and the other agreements executed and delivered in connection therewith;

AGREEMENT

NOW THEREFORE, Subsidiary and Agent agree as follows:

1.	The recitals set forth above are incorporated into and made part of this Joinder Agreement. Capitalized terms not defined herein shall have the meaning provided in the Loan Agreement.

2.	By signing this Joinder Agreement, Subsidiary shall be bound by the terms and conditions of the Loan Agreement the same as if it were the Borrower (as defined in the Loan Agreement) under the Loan Agreement, mutatis mutandis, provided however, that (a) with respect to (i) Section 5.1 of the Loan Agreement, Subsidiary represents that it is an entity duly organized, legally existing and in good standing under the laws of [ ], (b) neither Agent nor Lender shall have any duties, responsibilities or obligations to Subsidiary arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, (c) that if Subsidiary is covered by Borrower’s insurance, Subsidiary shall not be required to maintain separate insurance or comply with the provisions of Sections 6.1 and 6.2 of the Loan Agreement, and (d) that as long as Borrower satisfies the requirements of Section 7.1 of the Loan Agreement, Subsidiary shall not have to provide Agent separate Financial Statements. To the extent that Agent or Lender has any duties, responsibilities or obligations arising under or related to the Loan Agreement or the other agreements executed and delivered in connection therewith, those duties, responsibilities or obligations shall flow only to Borrower and not to Subsidiary or any other Person or entity. By way of example (and not an exclusive list): (i) Agent’s providing notice to Borrower in accordance with the Loan Agreement or as otherwise agreed among Borrower, Agent and Lender shall be deemed provided to Subsidiary; (ii) a Lender’s providing an Advance to Borrower shall be deemed an Advance to Subsidiary; and (iii) Subsidiary shall have no right to request an Advance or make any other demand on Lender.

3.	Subsidiary agrees not to certificate its equity securities without Agent’s prior written consent, which consent may be conditioned on the delivery of such equity securities to Agent in order to perfect Agent’s security interest in such equity securities.

4.	Subsidiary acknowledges that it benefits, both directly and indirectly, from the Loan Agreement, and hereby waives, for itself and on behalf on any and all successors in interest (including without limitation any assignee for the benefit of creditors, receiver, bankruptcy trustee or itself as debtor-in-possession under any bankruptcy proceeding) to the fullest extent provided by law, any and all claims, rights or defenses to the enforcement of this Joinder Agreement on the basis that (a) it failed to receive adequate consideration for the execution and delivery of this Joinder Agreement or (b) its obligations under this Joinder Agreement are avoidable as a fraudulent conveyance.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO JOINDER AGREEMENT]

SUBSIDIARY:

_________________________________.

By:
Name:
Title:

Address:

Telephone: ___________
Email: ____________

AGENT:

HERCULES CAPITAL, INC.

By:
Name:
Title:

Address:
400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Email: legal@herculestech.com
Telephone: 650-289-3060

Acknowledged and agreed to:

AGENT:

HERCULES CAPITAL, INC.

By:
Name:
Title:

LENDER:

HERCULES CAPITAL, INC.

By:
Name:
Title:

Address:

400 Hamilton Ave., Suite 310
Palo Alto, CA 94301
Facsimile: (650) 473-9194
Telephone: (650) 289-3060

SCHEDULE 1

SUBSIDIARIES

Auris Medical AG, Falknerstrasse 4, 4001 Basel, Switzerland

Auris Medical Ltd., The Black Church, St. Mary’s Place, Dublin 7, D07P4AX, Ireland

Auris Medical Inc., 500 North Michigan Avenue, Suite 600, Chicago Illinois 60611, USA

Otolanum AG, c/o Auris Medical Holding AG, Bahnhofstrasse 21, 6300 Zug, Switzerland

SCHEDULE 1.1

COMMITMENTS

LENDER	CLOSING DATE TERM COMMITMENT	SECOND TRANCHE COMMITMENT	Total Commitment
HERCULES CAPITAL, INC.	$12,500,000 (Term A Advance)	$0	$12,500,000
HERCULES CAPITAL, INC.	$0	$7,500,000 (Term B Advance)	$7,500,000

SCHEDULE 1A

EXISTING PERMITTED INDEBTEDNESS

SCHEDULE 1B

EXISTING PERMITTED INVESTMENTS

-	All investments disclosed in Note 7 “Property and Equipment” and Note 8 “Intangible assets” to the Borrower’s consolidated financial statements for the 2015 business year (refer to the Annual Report on Form 20F).

-	All investments required under the terms of the Inserm License and the Xigen License.

-	Leasehold improvements by AMAG in an amount of up to USD 300,000 at its new facility at Dornacherstrasse 210, Basel, Switzerland.

SCHEDULE 1C

EXISTING PERMITTED LIENS

-- AMAG has pledged an account held with UBS Switzerland AG in favour of UBS Switzerland AG as a guarantee for indebtedness incurred on corporate credit cards issued to employees. The guarantee amounts to CHF 100,000.

-- AMAG has provided security in an amount of CHF 38,000 for payment of the rent under its lease agreement with Privera AG for its offices at Falknerstrasse 4 in Basel and has agreed to provide a security in the amount of CHF 76,700 to PSP Real Estate AG for its new offices at Dornacherstrasse 210 in Basel.

Schedule 4.1

CLOSING DATE LOAN DOCUMENTS

1	Loan and Security Agreement
1.1	Certificate (dated the closing date)
1.1.A	Copy BoD resolution of Borrower
1.1.B	Articles of Association of Borrower
1.1.C	Excerpt Commercial Register
1.1.D	Excerpt Debt Collection Register
2	Warrant
3	Swiss Share Pledge Agreement
3.1
3.2	Certified copy of the current articles of AMAG
3.3	Resolution of Borrower – refer to 1.1.A
3.4	Resolution of AMAG
3.5	Revised Articles of AMAG
3.6	Public deed re revision of articles
3.7	Application to Commercial Registry
3.8	Share Certificate
3.9	Proxy
4	Swiss Bank Account Claims Security Assignment Agreement
4.1	Resolution of Borrower – refer to 1.1.A
5	Swiss Security Assignment Agreement
5.1	Resolution of Borrower – refer to 1.1.A
5.2	List of intercompany accounts receivable

SCHEDULE 5.8

TAX MATTERS

-	Since September 2015, the Finanzamt Konstanz, responsible for AMAG’s German VAT declarations, has issued several requests for additional information related to VAT declarations for AMAG’s IMP shipments within the EU and to other countries. Todate the Finanzamt Konstanz has neither challenged the VAT declarations filed nor lodged any claims for additional VAT payments.

-	The Borrower and AMAG have, in past, omitted to file Form 103 with the Swiss Federal Tax authorities. Form 103 is required to be filed following the approval of the annual report and the accounts by the annual general meeting of shareholders. The Borrower and AMAG have initiated discussions with the competent tax authorities to regularize the situation.

SCHEDULE 5.9

INTELLECTUAL PROPERTY CLAIMS

-	On July, 20, 2015, the USPTO Office declared Patent Interference No. 106,030 involving our issued patent No. 9,066,865 (the “865 Patent”) and Otonomy’s patent application No. 13/848,636. The patent interference identifies our claims No. 1-9 in US Patent No. 9,066,865 as interfering with Otonomy’s claims No. 38, 43, and 46-50. Our 865 Patent relates to methods of treating inner or middle ear diseases with intratympanic injections of poloxamer-based compositions. The claims are directed to the use of fluoroquinolone antibiotics in poloxamer 407 compositions under certain specifications.

-	AMAG has several areas of disagreement with Xigen, including (i) its interpretation of the scope of the exclusive worldwide license granted to it by Xigen, (ii) the assignment by Xigen of certain of the patents covered by the license and (iii) Xigen’s refusal to grant its consent for the disclosure of certain provisions of its agreement in the prospectus associated with the Borrower’s initial public offering and the filing of a redacted version of the agreement with the SEC. Although the difference in interpretation over the scope of the license has no impact on AMAG’s current or planned use of AM-111 and AMAG has been assured by Xigen and its assignee that the assignment of patents is without prejudice to our license, these areas of disagreement could adversely affect AMAG’s relationship with Xigen and AMAG’s and/or the Borrower’s business, commercialization prospects and financial conditions. Although Xigen has not taken any action as of the date of the date hereof, any resulting litigation could result in substantial legal expenses and potentially the loss of our right to commercialize AM-111. For a discussion of these issues, please refer to “Item 3. Key Information—D. Risk factors —Risks Related to our Reliance on Third Parties of our Annual Report filed on Form 20F.

SCHEDULE 5.10

INTELLECTUAL PROPERTY

-- AMAG’s rights under the Xigen license may not be transferred to third parties except with the prior written consent of Xigen, provided that Auris may transfer the Xigen License and/or the rights and liabilities arising thereunder to an affiliated company.

-- AMAG’s rights under the INSERM license may not be transferred without the prior written consent of INSERM. The INSERM License contains change of control provisions.

SCHEDULE 5.11

BORROWER’S PRODUCTS

-	AMAG has several areas of disagreement with Xigen, including (i) its interpretation of the scope of the exclusive worldwide license granted to it by Xigen, (ii) the assignment by Xigen of certain of the patents covered by the license and (iii) Xigen’s refusal to grant its consent for the disclosure of certain provisions of its agreement in the prospectus associated with the Borrower’s initial public offering and the filing of a redacted version of the agreement with the SEC. Although the difference in interpretation over the scope of the license has no impact on AMAG’s current or planned use of AM-111 and AMAG has been assured by Xigen and its assignee that the assignment of patents is without prejudice to our license, these areas of disagreement could adversely affect AMAG’s relationship with Xigen and AMAG’s and/or the Borrower’s business, commercialization prospects and financial conditions. Although Xigen has not taken any action as of the date of the date hereof, any resulting litigation could result in substantial legal expenses and potentially the loss of our right to commercialize AM-111. For a discussion of these issues, please refer to “Item 3. Key Information—D. Risk factors —Risks Related to our Reliance on Third Parties of our Annual Report filed on Form 20F.

SCHEDULE 5.14

CAPITALIZATION

Subsidiaries

Herein incorporated by reference all subsidiaries listed in Schedule 1.